QUICK ACTION CLOSING FUND
GRANT AGREEMENT

PART I

Signatory Page

Grantee: ___Inuvo, Inc._______	Grant Control: #QACF 200823

Grant Amount: __$1,750,000________	Activity Type: Multi-Activity

GRANTOR	GRANTEE

Arkansas Economic Development Commission	Name: Inuvo, Inc.
900 W. Capitol, Ste. 400	Address: 1111 Main St., #208
Little Rock, AR 72201	Conway AR 72033
Phone: (501) 682-1121	Phone:

1.
This grant agreement which is comprised of this signature page (Part I), the General Terms and Conditions (Parts II), the Scope of Grant and Special Conditions (Part III), and the attached budget (hereinafter all referred to as the “Grant Agreement”) is entered into by the Arkansas Economic Development Commission, Grantor, and Inuvo, Inc., the Grantee, for the purpose of providing funds to the Grantee to undertake economic development projects which support private sector job creation opportunities pursuant to Act 510 of 2007 and its successors. The Grantee agrees to initiate and complete an economic development project in accordance with the terms of this Grant Agreement.

2.	The Grantee further warrants it will conduct and administer the grant in accordance with this agreement and all applicable State laws and regulations.

ARKANSAS ECONOMIC DEVELOPMENT	INUVO, INC.
COMMISSION

BY:	BY:
/s/ Michael J. Gaines	/s/ Richard Howe
Michael J. Gaines	Richard Howe
Deputy Director	Executive Chairman and CEO

1/25/2013	1/25/2013
Date	Date

BH

PART II
GENERAL TERMS AND CONDITIONS

In consideration of the general terms and conditions hereinafter contained, the Grantor and the Grantee agree as follows:

1. COMPENSATION AND METHOD OF PAYMENT. The Grantor will utilize a grant request for payment procedure and will authorize the Grantee to draw up to $__1,750,000______ against a grant award through the State Treasury, consistent with all fiscal requirements stipulated herein. The Grantee may request and receive authorized grant funds by submitting appropriate forms and documentation, subject to approval by the Grantor, evidencing eligible expenditures incurred by the Grantee while undertaking approved project activities in accordance with this Grant Agreement and the Grant Reimbursement Agreement attached to this agreement. These expenses must be identified by line item categories, which correspond to the line item categories in this grant’s budget. Requisitions will be mailed to the Grantor, and the Grantor will review and approve the requisitions before issuing payment to the Grantee.

It is understood that the Grantor will honor requests for payment and disburse funds only to the extent that funds have been released to Grantor, therefore consistent with the requirements of the General Accounting and Budgetary Procedures Law, the Revenue Stabilization Law and any other applicable fiscal control laws and regulations promulgated by the Arkansas Department of Finance and Administration.

2. LEGAL AUTHORITY. By signing this Grant Agreement signature page, the Grantee certifies that it possesses legal authority to accept grant funds and to execute the project described in this Grant Agreement. This act of signing will also certify that the Grantee will comply with all parts of this Grant Agreement.

3. WAIVERS. No conditions or provisions of this Grant Agreement may be waived unless approved by the Grantor, in writing.

4. SPECIAL CONDITIONS. The Grantee will comply with all special conditions and attachments incorporated herein to this Grant Agreement. Compliance approval and clearance of special conditions will be given by the Grantor in writing after receipt and review of evidence of compliance from the Grantee. Official notification of a special condition and the Grantor's approval and/or clearance of special conditions must be retained by the Grantee in its files.

5. FINANCIAL MANAGEMENT AND ACCOUNTING. The Grantee will establish and maintain a financial management and accounting system, which conforms to generally accepted accounting principles.

6. ALLOWABLE COSTS. All costs necessary to carry out the eligible activities in the project must be consistent with scope of work and budget set forth in this Grant Agreement.

7. AMENDMENTS AND MODIFICATIONS. The Grantor will consider project amendments if they are necessitated by actions beyond the control of a Grantee. If necessitated by events beyond the control of either party, the Grantee may request or the Grantor may require an amendment or modification of the Grant Agreement. However, such amendment or modification will not take effect until approved, in writing, by both the Grantor and Grantee. The Grantee must sign and return the amendment to the Arkansas Economic Development Commission within three days, or such other reasonable amount of time as circumstances may require, not to exceed five (5) business days. The Grantee must request prior approval for all amendments or modifications. Amendments will not be approved which would materially alter the circumstances under which the grant was originally funded.

8. RECORD KEEPING. The Grantee agrees to keep such records as the Grantor may reasonably require that are pertinent to the grant and work undertaken as part of the project contemplated by this Grant Agreement and the Grant Reimbursement Agreement.

9. ACCESS TO RECORDS. The Grantor and duly authorized officials of the State will have full access and the right to examine any pertinent documents, papers, records, and books of the Grantee which involve transactions related to this Grant Agreement. The Grantee's contract with other persons or organizations must specifically provide for the Grantor's access to documents as provided herein.

10. REPORTS. The Grantee, at such times and in such forms as the Grantor may reasonably require, will furnish the Grantor with such periodic reports as it may request pertaining to the activities undertaken pursuant to this Grant Agreement, the costs and obligations incurred in connection therewith, and any other matters covered by this Grant Agreement.

11. OBLIGATIONS REGARDING THIRD PARTY RELATIONSHIPS. The Grantee will remain fully obligated under the provisions of the Grant Agreement notwithstanding its designation of any third party or parties for the undertaking of all or any part of the project described herein. Any subcontractor who is not the Grantee will comply with all lawful requirements of the Grantee necessary to ensure that the project is carried out in accordance with the provisions of this Grant Agreement. Failure to comply will result in sanction upon Grantee, engineer/architect, contractor, or sub-contractors. This sanction will result in the Arkansas Economic Development Commission not working with said persons, for a period of not less than one year or more than five years and/or a suspension of existing funding.

The Grantee shall secure all such services in accordance with applicable State law and the provisions of this Grant Agreement.

12. CONFLICT OF INTEREST. No officer or employee of the Grantor, no member, officer, or employee of the Grantee or its designees or agents, no member of the governing body of the jurisdiction in which the project is undertaken or located and no other official of such locality or localities who exercises any functions or responsibilities with respect to the project during his tenure, will have any personal or pecuniary gain or interest, direct or indirect, in any contract or subcontract, or the proceeds thereof, for work to be performed in connection with the project assisted under this agreement. The Grantee will incorporate, or cause to incorporate, in all such contracts or subcontracts a provision prohibiting such interest pursuant to the purpose of this provision. The Grantor reserves the right to waive certain provisions of this clause in the event of a situation once justified as unavoidable by the Grantee, and approved by the Grantor which necessitates such a waiver.

13. POLITICAL ACTIVITY. No portion of the funds provided hereunder will be used for any partisan political activity or to further the election or defeat of any candidate for public office or influence the approval or defeat of any ballot issue.

14. NOTICES. The Grantee will comply with all public notices or notices to individuals required by applicable State laws.

15. PROHIBITION AGAINST PAYMENTS OF BONUS OR COMMISSION. The assistance provided under this Grant Agreement will not be used in payment of any bonus or commission for the purpose of obtaining approval of the application for such assistance or any other approval or concurrence under this Grant Agreement.

16. TERMINATION BY MUTUAL AGREEMENT. This Grant Agreement may be terminated, in whole or in part, prior to the completion of project activities when the Grantor, the Grantee, and any other benefitting entity determine in writing signed by the parties that continuation is not feasible or would not produce beneficial results commensurate with the further expenditure of funds. In the event of such termination by mutual agreement, the Grantee will not incur new obligations for the terminated portion after the effective date, and will cancel as many outstanding obligations as possible, and the Grantor will make funds available to the Grantee to pay for allowable expenses incurred before the effective date of termination.

17. TERMINATION FOR CAUSE. If the Grantee fails to comply with the material terms of the Grant Agreement, or fails to use the grant for only those purposes set forth herein, the Grantor may:

(a) Suspend Grant Payments - After notice to the Grantee, suspend the grant and withhold any further payment or prohibit the Grantee from incurring additional obligations of grant funds, pending corrective action by the Grantee or a decision to terminate by the Grantor; and

(b) Terminate in toto - Terminate the grant in whole, or in part at any time before the final grant payment is made.

The Grantor will promptly notify the Grantee in writing of its determination to terminate, the reason for such termination, and the effective date of the termination.

Payments made to the Grantee or recoveries by the Grantor will be in accordance with the legal rights and liabilities of the parties.

Notwithstanding the foregoing, Grantor’s sole and exclusive remedy against Grantee in the event of a breach by Grantee of this Grant Agreement or the Grant Reimbursement Agreement shall be repayment of the amounts due pursuant to the formulas set forth in the Grant Reimbursement Agreement and this Grant Agreement.

18. RECOVERY OF FUNDS. In the event of a default or violation of the terms of this Grant Agreement by the Grantee and Grantee does not voluntarily repay the applicable Grant amount based on the formulas set forth herein, the Grantor may institute actions to recover all or part of the proper funds paid to the Grantee.

19. DISPUTES. Except as otherwise provided in this agreement, any dispute concerning a question of fact arising under this Grant Agreement which is not disposed of by provision of the Grant Agreement, will initially be decided by the Grantor in its reasonable and fair discretion, which will reduce its decision to writing and mail or otherwise furnish a copy thereof to the Grantee. Notwithstanding the foregoing, in the event Grantee does not agree with Grantor’s determination, nothing contained herein shall limit Grantee’s rights under law. Nothing in this Grant Agreement will be construed as making final the decision of any administrative official, representative, or board on a question of law.

20. INDEMNIFICATION. The Grantee will defend, protect, and save harmless the Grantor from and against all claims, suits, and actions arising from any act or omission of the Grantee or any employee or agents of Grantee in the performance of this Grant Agreement.

21. SEVERABILITY. If any provision under this Grant Agreement or its application to any person or circumstances is held invalid by any court of competent jurisdiction, this invalidity does not affect other provisions of the Grant Agreement, which can be given effect without the invalid provision.

22. PERFORMANCE. The Grantor's failure to insist upon the strict performance of any provision of this contract or to exercise any right based upon breach thereof or the acceptance of any performance during such breach will not constitute a waiver of any rights under this Grant Agreement.

23. ENFORCEMENT. If the Grantor determines that a Grantee's performance fails to meet the terms and conditions of its Grant Agreement, several courses of action may be pursued in order to resolve the problem. The Grantor may take any of the following actions, severally or in combination:

(a) Request additional information from the Grantee to verify the nature of inadequate performance;

(b) Conduct a site visit to examine pertinent records and recommend remedial cause of action;

(c) Issue a letter of warning, advising the Grantee of the deficiency, recommendations for corrections, date by which performance must be corrected and notice that more serious sanctions may be imposed if the situation continues or is repeated;

(d) Suspend funding of questioned activities until remedies are effected;

(e) Establish sanctions upon Grantee, engineer/architect, contractor, or sub-contractor(s). This sanction will be for a period of not less than one year but not more than five years.

(f) Require reimbursement of funds improperly spent; or

(g) Refer the matter to the Attorney General of Arkansas with a recommendation that a civil action be instituted.

(h)
Notwithstanding the foregoing, Grantor’s sole and exclusive remedy against Grantee for a violation of the terms of this Grant Agreement and the Grant Reimbursement Agreement shall be the repayment of the Grant amounts owed in accordance with the applicable formulas set forth in this Grant Agreement and the Grant Reimbursement Agreement.

24. CLOSE-OUT. The Grantor will advise the Grantee to initiate close-out procedures when the Grantor determines, in consultation with the Grantee, that there are no impediments to close-out and that the following criteria have been met or soon will be met:

(a) All costs to be paid with grant funds have been incurred with the exception of any unsettled third-party claims against the Grantee. Costs are incurred when goods and services are received and/or contract work is performed;

(b) The last required progress report has been submitted. The Grantee's failure to submit or update will not preclude the Grantor from effecting closeout if it is deemed to be in the State's interest. Any excess grant amount which may be in the Grantee's possession will be returned in the event of the Grantee's failure to furnish or update the report; and

(c)
Other responsibilities of the Grantee under this Grant Agreement and any close-out agreement, and applicable laws and regulations appear to have been carried out satisfactorily or there is no further State interest in keeping the grant open for the purpose of securing performance.

25.
To the extent not inconsistent with the terms of this Grant Agreement or the Grant Reimbursement Agreement, the Grantee agrees, as a condition of receiving grant assistance, to abide by and adhere to any policy directives, rules, regulations or other requirements which may be issued from time to time by the Grantor, and which in the reasonable and fair opinion of the Grantor are necessary to efficient or legal execution of the project.

26.
The Grantee agrees to use reasonable efforts to ensure that all work is performed and completed in a manner consistent with timelines established at the Grants inception. Failure to meet these timelines without acceptable justification may result in sanction and or deobligation of funding to Grantee and/or sub-contractors.

27.	If the Grantee is acquired prior to 3/31/2023, and the purchasing entity does not assume the requirements outlined in the Grant Agreement, Grant Reimbursement Agreement, and accompanying d ocuments, the Grantee will provide a repayment to the Grantor based on the formulas outlined in the Grant Agreement, Grant Reimbursement Agreement, and accompanying documents.

For the purpose of the Grant Agreement, Grant Reimbursement Agreement, and accompanying documents, an acquisition shall mean (i) any consolidation or merger of the Company with or into any corporation or other entity or person, or any other reorganization, other than any such consolidation, merger or reorganization in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

PART III

SCOPE of GRANT & SPECIAL CONDITIONS

Grantee:     Inuvo, Inc.     Amendment #: N/A

Control #: QACF 200823     Amendment Date: N/A

The project, described more fully herein, consists of a grant to ___Inuvo, Inc._______ (the Grantee) to be used for __eligible expenses___________ in relation to the relocation of the headquarters of the Grantee__. In return for this assistance, the Grantee agrees to create a minimum of __50__ new, full-time, permanent positions.

Project Description

Up to $_1,750,000_________ in Governor’s Quick Action Closing (QACF) funds will be used for ___expenses related to the relocation of the Grantee’s headquarters and operations from New York and Florida to Arkansas as well as expenses related to purchase of equipment necessary to begin operations in Arkansas. The grant is contingent upon the Grantee having at least _50_ full-time equivalent permanent positions (New Position Creation Requirement) within four (4) years of signing the Grant Reimbursement Agreement (New Position Creation Period). The grant is also contingent upon the Grantee maintaining at least 50 full-time equivalent permanent positions (Position Maintenance Requirement) for six (6) years (Position Maintenance Period) following the New Position Creation Period. The grant is also contingent upon the Grantee paying full-time equivalent permanent positions an average total compensation of $90,000 per year (Average Total Compensation Requirement).

To receive reimbursement for eligible expenditures, the Grantee will be required to submit invoices to the Grantor, attached to an approved Draw Request Form.

Eligible expenses are more fully described in the QACF commitment letter dated December 31, 2012.

Grant Reimbursement Conditions

If, by the end of the New Position Creation Period, the Grantee has not met the New Position Creation Requirement, they will reimburse the Grantor $__5,000 for each position less than the number of positions required under the New Position Creation Requirement.

If, for any year during the Position Maintenance Period, the Grantee does not meet the Position Maintenance Requirement, they will reimburse the Grantor $__5,000 for each position less than the number of positions required under the Position Maintenance Requirement.

If, during the New Position Requirement Period or the Position Maintenance Period the Grantee does not meet the Average Total Compensation Requirement, they will reimburse the Grantor in accordance with the formulas set forth in Schedule 1 attached to the Grant Agreement.

In no case will the Grantee repay more money under this than was advanced by AEDC through the Governor’s Quick Action Closing Fund. Any amount owed will be immediately due and payable. Quarterly job creation reports will be required for two years or until the jobs are created.

BUDGET

Grantee: _Inuvo, Inc.___________     Amendment #: N/A

Grant Control #: QACF 200823

Activity: Multi-Activity

Source of Funds

Cost Classification	AEDC	Company	Totals

Relocation Costs	$1,381,115		$1,381,115

Equipment	$368,885		368,885

Totals	$1,750,000		$1,750,000